EXHIBIT 99.3

FORM OF LETTER TO BENEFICIAL HOLDERS

HAYES LEMMERZ INTERNATIONAL, INC.
55,384,615 Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
Hayes Lemmerz International, Inc.

, 2007

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the “Rights Offering”) by Hayes Lemmerz International, Inc. (the “Company”) of shares of its Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of Common Stock, at 5:00 p.m., Eastern Daylight Time, on April 10, 2007 (the “Record Date”). The Rights are described in the Company’s Prospectus, dated          , 2007 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 55,384,615 shares of its Common Stock pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m., Eastern Daylight Time, on May 21, 2007, unless extended in the sole discretion of the Company; provided that any such extension may not exceed thirty business days without the prior written notice of Deutsche Bank Securities Inc. (the “Investor”) (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Recordholder will receive 1.3970 Rights for each share of Common Stock owned of record as of the close of business on the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $3.25 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 55,384,615 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,397 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 1,397 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege (fractional shares of Common Stock or cash in lieu of fractional shares will not be issued in the Rights Offering, and as such, fractional shares were disregarded).

Each Right also carries with it the ability for the holder thereof to subscribe (the “Over-Subscription Privilege”), at the Subscription Price, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other Recordholders under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”). Each Recordholder may only exercise his Over-Subscription Privilege if he exercised his Basic Subscription Privilege in full and other Recordholders do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege. See “The Rights Offering — Subscription Privileges” in the Prospectus.

In the event the Rights Offering is not fully subscribed after holders of Rights exercise their Basic Subscription Privileges and Over-Subscription Privileges, the Investor has agreed, subject to certain conditions and limitations, to purchase all of the shares of Common Stock not subscribed for in the Rights Offering at a price per share equal to the Subscription Price, pursuant to an Amended and Restated Equity Purchase and Commitment Agreement (the “Equity Agreement”). SPCP Group, LLC, an affiliate of Silver Point Capital, L.P., has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. The Investor may also elect to assign some or all of its rights to purchase shares of the Company’s Common Stock to such additional investors as are reasonably acceptable to the Company.

In addition, the Investor has an option to purchase up to 4,038,462 shares of Common Stock in a private placement at a purchase price of $3.25 per share (the “Direct Investment Option”). The Investor may exercise the Direct Investment Option at any time before the 5:00 p.m., Eastern Daylight Time, on the second business day following the Expiration Date.

The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 1.3970 Rights for each share of Common Stock owned by such beneficial owner as of the Record Date. Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Subscription Agent, or the Information Agent. Enclosed are copies of the following documents:

1. Prospectus;

2. Instruction for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates;

3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Mellon Bank N.A., the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of Underlying

Shares being subscribed for by cashier’s or certified check or bank draft drawn upon a United States bank or any money order payable to Mellon Bank, N.A., as Subscription Agent. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A Rights holder cannot revoke the exercise of his Rights. Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, Innisfree M&A Incorporated. The Information Agent’s toll-free telephone number is (888) 750-5834. Banks and brokers please call collect at (212) 750-5833.

Very truly yours,

HAYES LEMMERZ INTERNATIONAL, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HAYES LEMMERZ INTERNATIONAL, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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